Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2024 FIRST QUARTER RESULTS

•
First quarter 2024 earnings per share of $1.19
•
Inland marine experienced strong market conditions with a sequential increase in spot market prices and high-teens operating margins despite a sequential increase in delay days
•
Coastal operating margins improved to high single to low double-digit range
•
Breaking out power generation at KDS as its significance continues to grow, constituting 41% of KDS revenues
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Kirby repurchased 498,505 shares at an average price of $83.82 for $41.8 million in the 2024 first quarter
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Acquired 13 barges, including three specialty barges, and two high horsepower boats from undisclosed seller
•
Quarterly earnings expected to strengthen as the year progresses
•
Appoints Christian O’Neil as President and Chief Operating Officer effective April 26, 2024

HOUSTON, April 25, 2024 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2024, of $70.1 million or $1.19 per share, compared with earnings of $40.7 million, or $0.68 per share for the 2023 first quarter. Consolidated revenues for the 2024 first quarter were $808.0 million compared with $750.4 million reported for the 2023 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “We are off to a solid start in 2024. Both of our segments performed well during the quarter, delivering improved revenue and operating income and our team executed well despite weather related delays in the marine transportation segment and continuing supply chain delays in distribution and services. We continue to see favorable fundamentals as 2024 progresses, and we expect steady quarterly earnings progression for the remainder of the year.

“In inland marine transportation, our operations were challenged by high winds, ice delays on the Illinois River, fog along the Gulf Coast, and lock delays throughout the system. Overall, delay days increased 22% compared to the fourth quarter of 2023. From a demand standpoint, customer activity was strong in the quarter with barge utilization rates running in the low to mid-90’s throughout the quarter. Spot market prices were up in the low to mid-single digits sequentially and in the 15% range year-over-year. Term contract prices also renewed up higher with low double digit increases versus a year ago. Overall, first quarter inland revenues increased 14% year-over-year and margins were in the high teens range.

“In coastal, market fundamentals remained strong with our barge utilization levels running in the mid to high-90% range. During the quarter, we saw solid customer demand and limited availability of large capacity vessels which resulted in price increases on term contract renewals in the low 20% range and low 30% increases in spot market prices. Our planned shipyard maintenance on several large vessels continues to wind down and we brought one large unit back into service in the quarter. Overall, first quarter coastal revenues increased 20% year-over-year and operating margins were in the high single to low double-digit range.

“In distribution and services, overall demand was stable across our markets with continued new orders and high levels of backlog. In power generation, strong order growth drove a 42% sequential and 50% year-over-year increase in revenues with several large projects wins from data center customers. In manufacturing, revenues were up 8% sequentially driven by deliveries of previously delayed shipments and healthy demand for our e-frac and related products. In our commercial and industrial market, overall demand remained steady across our different businesses, with growth coming from the marine repair sector.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2024 first quarter were $475.4 million compared with $412.5 million for the 2023 first quarter. Operating income for the 2024 first quarter was $83.0 million compared with $43.0 million for the 2023 first quarter. Segment operating margin for the 2023 first quarter was 17.5% compared with 10.4% for the 2023 first quarter.

In the inland market, average 2024 first quarter barge utilization was in the low to mid-90% range similar to the 2023 first quarter. Throughout the quarter, operating conditions on the inland waterways were affected by normal winter weather conditions, including significant wind and fog along the Gulf Coast, and lock delays on the Mississippi River, all of which contributed to a 22% sequential increase in delay days. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and approximately 15% compared to the 2023 first quarter. Term contracts that renewed in the first quarter increased in the low double digits on average compared to a year ago. Inland revenues increased 14% compared to the 2023 first quarter primarily due to pricing. The inland market represented 81% of segment revenues in the first quarter of 2024. Inland’s operating margin was in the high teens for the quarter with a modest impact from poor navigational conditions during the quarter.

In coastal, market conditions were strong during the quarter, with Kirby’s barge utilization in the mid to high-90% range. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and in the low 20% range compared to the 2023 first quarter. Term contracts that renewed in the first quarter increased in the low double digits on average compared to a year ago. Coastal revenues increased 20% year-over-year driven by better pricing and the return to service of one unit previously in shipyard. Coastal represented 19% of marine transportation segment revenues during the first quarter and had an operating margin in the high single to low double-digit range.

Segment Results – Distribution and Services

Distribution and services revenues for the 2024 first quarter were $332.6 million compared with $337.9 million for the 2023 first quarter. Operating income for the 2024 first quarter was $22.0 million compared with $22.8 million for the 2023 first quarter. Operating margin was 6.6% for the 2024 first quarter compared with 6.7% for the 2023 first quarter.

Revenues in distribution and services were split 43% commercial and industrial, 41% power generation, and 16% oil and gas.

In the power generation market, revenues continue to grow as the need for 24/7 power and back up capabilities become more critical. Overall, power generation revenues represented approximately 41% of segment revenues. Power generation operating margins were in the high single digits.

In the commercial and industrial market, revenues and operating income decreased compared to the 2023 first quarter, as higher business levels in marine repair were offset by lower activity in on-highway. Overall, commercial and industrial revenues represented approximately 43% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues and operating income declined compared to the 2023 first quarter due to lower levels of conventional oilfield activity which resulted in decreased demand for new transmissions and parts partially offset by deliveries of e-frac equipment. Overall, oil and gas revenues represented approximately 16% of segment revenues. Oil and gas operating margins were in the mid-single digits.

Leadership Update

Today we announce the appointment of Christian G. O’Neil as Kirby’s President and Chief Operating Officer, effective tomorrow, April 26, 2024 at the conclusion of Kirby’s Annual Meeting. As President and COO, Mr. O’Neil will be responsible for the day-to-day operations of Kirby’s Marine Transportation and Distribution and Services businesses. Mr. Grzebinski commented “With over 25 years with the company, spanning roles across various businesses, Christian brings a wealth of experience, a history of operational excellence, and a strong customer focus that will greatly benefit Kirby and support our continued growth.” Mr. O’Neil previously served as President of the Marine Transportation businesses since 2018 and has been with Kirby since 1997. He holds a Master of Business Administration degree from Rice University, a Doctor of Jurisprudence from Tulane University and a Bachelor of Arts degree from Southern Methodist University.

Cash Generation

For the 2024 first quarter, EBITDA was $162.6 million compared with $119.1 million for the 2023 first quarter. During the quarter, net cash provided by operating activities was $123.3 million, and capital expenditures were $81.0 million. During the quarter, the Company had net proceeds from asset sales totaling $2.4 million. Kirby also used $41.8 million to repurchase stock at an average price of $83.82. As of March 31, 2024, the Company had $75.2 million of cash and cash equivalents on the balance sheet and $490.9 million of liquidity available. Total debt was $1,060.5 million and the debt-to-capitalization ratio was to 24.8%.

2024 Outlook

Commenting on the outlook for the remainder of 2024, Mr. Grzebinski said, “We are off to a solid start in 2024 and have a favorable outlook for the remainder of the year. Our balance sheet is strong, and we expect to generate significant free cash flow despite high levels of capex this year and expect to use the majority of free cash flow for share repurchases. We see favorable markets continuing and expect our businesses will produce improving financial results as we move through this year.”

In inland marine, our 2024 outlook anticipates positive market dynamics with steady customer demand and limited new barge construction in the industry. In addition to this, many industry units are scheduled for maintenance. With these favorable market conditions, we expect our barge utilization rates to be in the low to mid-90% range throughout the year. To support our ability to meet customer demand, we have recently entered into an agreement to acquire 13 barges, including three specialty barges, and two high horsepower boats from an undisclosed seller. Overall, inland revenues are expected to grow in the mid to high single digit range on a full year basis. However, a potential recession with a drop in demand could impact expected growth. The Company expects operating margins to gradually improve during the year and average around 20% for the full year.

In coastal marine, strong customer demand is expected throughout the year with barge utilization in the low to mid-90% range. With major shipyards and ballast water treatment installations concluding in the first half of the year, revenues for the full year are expected to increase in the high single to low double digits range compared to 2023. Coastal operating margins are expected to be in the high single to low double-digit range on a full year basis.

In the distribution and services segment, despite the uncertainty from volatile commodity prices, we expect incremental demand for products, parts, and services in the segment. In commercial and industrial, the demand outlook in marine repair is strong while on highway is somewhat weak with the exception of refrigeration products and services. In power generation we anticipate continued strong growth as data center demand and the need for backup power is very strong. In oil and gas, activity levels are lower but seem to be bottoming. Our manufacturing backlog does provide stable levels of activity through most of 2024. We do anticipate extended lead times for certain OEM products to continue contributing to a volatile delivery schedule of new products in 2024 and into 2025. Overall, the Company expects segment revenues to be flat to slightly down on a full year basis with operating margins in the mid to high-single digits but slightly lower year-over-year due to mix.

Kirby expects to generate net cash provided from operating activities of $600 million to $700 million in 2024 and capital spending is expected to range between $290 million to $330 million. Approximately $190 million to $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, including the remaining ballast water treatment systems on some coastal vessels, and facility improvements. Approximately $90 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, April 25, 2024, to discuss the 2024 first quarter performance as well as the outlook for 2024. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2023 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2023.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2024	2023
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$475,412	$412,495
Distribution and services	332,610	337,949
Total revenues	808,022	750,444

Costs and expenses:
Costs of sales and operating expenses	550,681	542,080
Selling, general and administrative	90,206	88,849
Taxes, other than on income	8,044	9,186
Depreciation and amortization	57,642	51,109
Gain on disposition of assets	(74)	(2,230)
Total costs and expenses	706,499	688,994
Operating income	101,523	61,450
Other income	3,269	6,443
Interest expense	(13,151)	(13,221)
Earnings before taxes on income	91,641	54,672
Provision for taxes on income	(21,726)	(14,051)
Net earnings	69,915	40,621
Net loss attributable to noncontrolling interests	153	77
Net earnings attributable to Kirby	$70,068	$40,698
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.20	$0.68
Diluted	$1.19	$0.68
Common stock outstanding (in thousands):
Basic	58,472	59,978
Diluted	58,819	60,272

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Three Months
	2024	2023
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$70,068	$40,698
Interest expense	13,151	13,221
Provision for taxes on income	21,726	14,051
Depreciation and amortization	57,642	51,109
	$162,587	$119,079

Capital expenditures	$81,047	$73,199

	March 31, 2024	December 31, 2023
	(unaudited, $ in thousands)
Cash and cash equivalents	$75,216	$32,577
Long-term debt, including current portion	$1,060,465	$1,016,595
Total equity	$3,216,741	$3,186,677
Debt to capitalization ratio	24.8%	24.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Three Months
	2024	2023
	(unaudited, $ in thousands)
Marine transportation revenues	$475,412	$412,495

Costs and expenses:
Costs of sales and operating expenses	301,262	282,023
Selling, general and administrative	37,121	34,987
Taxes, other than on income	6,197	7,307
Depreciation and amortization	47,849	45,142
Total costs and expenses	392,429	369,459

Operating income	$82,983	$43,036
Operating margin	17.5%	10.4%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Three Months
	2024	2023
	(unaudited, $ in thousands)
Distribution and services revenues	$332,610	$337,949

Costs and expenses:
Costs of sales and operating expenses	249,403	259,864
Selling, general and administrative	51,521	49,197
Taxes, other than on income	1,828	1,851
Depreciation and amortization	7,844	4,245
Total costs and expenses	310,596	315,157

Operating income	$22,014	$22,792
Operating margin	6.6%	6.7%

OTHER COSTS AND EXPENSES

	Three Months
	2024	2023
	(unaudited, $ in thousands)
General corporate expenses	$3,548	$6,608

Gain on disposition of assets	$(74)	$(2,230)

ONE-TIME CHARGES

The 2023 first three months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Three Months 2023
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$54.7	$40.7	$0.68
Costs related to strategic review and shareholder engagement	3.0	2.4	0.04
IRS refund interest income	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$55.0	$40.9	$0.68

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Three Months
	2024	2023(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$123.3	$16.5
Less: Capital expenditures	(81.0)	(73.2)
Free cash flow(2)	$42.3	$(56.7)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Three Months
	2024	2023
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,304	3,440
Revenue/Ton Mile (cents/tm) (5)	11.7	9.8
Towboats operated (average) (6)	286	282
Delay Days (7)	3,507	4,125
Average cost per gallon of fuel consumed	$2.82	$3.31

Barges (active):
Inland tank barges	1,078	1,043
Coastal tank barges	28	29
Offshore dry-cargo barges	4	4
Barrel capacities (in millions):
Inland tank barges	23.8	23.2
Coastal tank barges	2.9	3.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2023, and its quarterly report on Form 10-Q for the quarter ended March 31, 2023 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2024 inland marine transportation revenues of $386.0 million divided by 3,304 million inland marine transportation ton miles = 11.7 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.